Exhibit 99.1

CORESITE REPORTS FIRST QUARTER 2012 RESULTS

DENVER, CO – April 26, 2012 – CoreSite Realty Corporation (NYSE: COR), a national provider of powerful, network-rich data centers, today announced financial results for the first quarter 2012.

Quarterly Highlights

•	Reported first-quarter FFO of $0.36 per diluted share and unit, representing a 5.9% increase over the prior quarter and a 44.0% increase over the prior-year quarter

•	Reported first-quarter revenue of $47.3 million, representing a 2.7% increase over the prior quarter and a 18.3% increase over the prior-year quarter

•	Executed new and expansion data center leases representing $7.1 million of annualized GAAP rent with a weighted-average GAAP rental rate of $188 per net rentable square foot

•	Achieved an 85.8% retention ratio with 3.3% rent growth on signed renewals on a cash basis and 12.5% on a GAAP basis

•	Commenced 30,698 net rentable square feet (“NRSF”) of new and expansion leasing, with GAAP annualized rent of $241 per square foot

Tom Ray, CoreSite’s Chief Executive Officer, commented, “During the first quarter of 2012, we continued to successfully execute on our strategy to expand our position as a network-centric provider in key domestic markets. Sales remained well-distributed across verticals and geographies, with particular strength in the cloud and carrier verticals. We delivered new capacity in Northern Virginia and Santa Clara and booked new sales in our 2972 Stender development to bring that site to 19,567 NRSF under executed licenses at March 31, 2012, representing 59% of the 33,129 NRSF delivered as of that date.”

Mr. Ray continued, “We continue to make investments to position CoreSite for ongoing growth. With the recent acquisition of Comfluent we are entering the Denver market, acquiring the leader in interconnection in Denver and the Rocky Mountain region. We’re also pleased to add to our management team with the hiring of Jarrett Appleby in the newly created position of Chief Operating Officer. Jarrett brings strong domain expertise in network-centric data centers and we look forward to his planned start date of May 7, 2012. We remain focused on expanding our national platform and continuously enhancing our customer experience as we work toward our goal of becoming the network-centric provider of choice in the markets in which we compete.”

Financial Results

CoreSite reported funds from operations (“FFO”) of $16.4 million, or $0.36 per diluted share and unit, for the three months ended March 31, 2012, compared to $11.3 million, or $0.25 per diluted share and unit, for the three months ended March 31, 2011. Total operating revenue for the three months ended March 31, 2012, was $47.3 million, a 2.7% increase on a sequential quarter basis and an 18.3% increase over the same quarter of the prior year.

The company reported net income for the three months ended March 31, 2012, of $1.3 million and net income attributable to common shares of $600,000, or $0.03 per diluted share.

Leasing Activity

The company executed new and expansion data center leases representing $7.1 million of annualized GAAP rent during the quarter, comprised of 37,563 NRSF at a weighted average GAAP rate of $188 per NRSF and a weighted average lease term of 4.4 years.

During the first quarter, data center lease commencements totaled 30,698 NRSF at a weighted average GAAP rental rate of $241 per NRSF, which represents $7.4 million of annualized GAAP rent.

Renewal leases totaling 15,433 NRSF commenced in the first quarter at a weighted average GAAP rate of $170 per NRSF, reflecting a 3.3% increase in rent on a cash basis and a 12.5% increase on a GAAP basis. The company’s rent retention ratio for the first quarter was 85.8%.

Development and Redevelopment Activity

During the first quarter, CoreSite completed construction on 46,303 NRSF of space in Northern Virginia and the San Francisco Bay Area for a total cost of $21.9 million, or approximately $473 per NRSF.

At March 31, 2012, the company had 78,856 NRSF of data center space under construction. Of the estimated $77.8 million required to complete these projects, the company had incurred costs of $55.4 million through March 31, 2012.

Including the space currently under construction or in preconstruction at March 31, 2012, as well as currently operating space targeted for future redevelopment, CoreSite owns land and buildings sufficient to develop or redevelop 888,892 feet of data center space, comprised of (1) 78,856 NRSF of data center space currently under construction, (2) 464,786 NRSF of office and industrial space currently available for redevelopment, and (3) 345,250 NRSF of new data center space available for development on land that the company currently owns at its Coronado-Stender business park.

Balance Sheet and Liquidity

As of March 31, 2012, the company had $132.0 million of total long-term debt equal to 10.8% of total enterprise value and equal to 1.6x annualized adjusted EBITDA for the quarter ended March 31, 2012. The company has no debt maturities until 2014, assuming all extensions are available and exercised.

At quarter end, the company had $4.0 million of cash available on its balance sheet and $153.6 million of available capacity under its revolving credit facility.

Denver Market Acquisition

In April 2012 the company entered the Denver market with the acquisition of Comfluent, a carrier-neutral, network-centric colocation provider, located in Denver, Colorado for a purchase price of approximately $3.0 million along with the provision for earn-out payments over the next three years if certain operating hurdles are met. Comfluent plays a vital role in the interconnection community in the western U.S., serving more than 75 customers and managing the Rocky Mountain Internet eXchange (RMIX), the region’s largest Internet exchange, which will be integrated into CoreSite’s national Any2 Internet Exchange platform as part of the integration plan for Comfluent. Comfluent currently leases two sites that total approximately 9,300 NRSF.

Dividend

On March 14, 2012, the company’s board of directors declared a dividend of $0.18 per share of common stock and common stock equivalents for the first quarter of 2012. The dividend was paid on April 16, 2012 to shareholders of record on March 30, 2012.

2012 Guidance

Due to the acquisition of Comfluent, the company is increasing its 2012 guidance of FFO per diluted share and unit to a range of $1.38 to $1.52 from its prior range of $1.36 to $1.50. This outlook is predicated on current economic conditions, internal assumptions about its customer base, and the supply and demand dynamics of the markets in which it operates. Further, the company’s guidance does not include the impact of any additional acquisitions or capital markets transactions that may become available.

In addition, the company’s estimate of the net income attributable to common shares is $0.00 to $0.15 per diluted share with the difference between FFO and net income being real estate depreciation and amortization.

Upcoming Conferences and Events

The company will participate in NAREIT’s REITWeek conference from June 12th through June 14th at the Hilton in New York City.

Conference Call Details

The company will host a conference call April 26th at 12:00 p.m. (Eastern Time) to discuss its financial results, current business trends and market conditions.

The call can be accessed live over the phone by dialing 877-407-3982 for domestic callers and 201-493-6780 for international callers. A replay will be available shortly after the call and can be accessed by dialing 877-870-5176 for domestic callers, or for international callers, 858-384-5517. The passcode for the replay is 392009. The replay will be available until May 3, 2012.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to the company’s website at www.CoreSite.com and clicking on the “Investors” tab. The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE: COR) is a national provider of data center products and interconnection services. More than 700 customers such as Global 1000 enterprises, communications providers, cloud and content companies, financial firms, media and entertainment, healthcare, and government agencies choose CoreSite for the confidence that comes with customer-focused data center products, service and support systems, and scalability. CoreSite data centers are business catalysts, featuring the Any2 Internet exchange and network ecosystems, which include access to 200+ carriers and service providers and a growing mesh of more than 15,000 interconnections. The company features a diverse colocation offering from individual cabinets to custom cages and private suites, with 12 data center locations in seven major U.S. markets. For more information, visit www.CoreSite.com.

CoreSite Investor Relations Contact

+1 303.222.7276

InvestorRelations@CoreSite.com

CoreSite Media Contact

Jeannie Zaemes | CoreSite Marketing Senior Director

+1 720.446.2006 | +1 866.777.CORE

Jeannie.Zaemes@CoreSite.com

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s failure to qualify or maintain our status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Consolidated Balance Sheet

	March 31,	December 31,
(in thousands, except per share data)	2012	2011
ASSETS
Investments in real estate:
Land	$84,738	$84,738
Building and building improvements	517,934	499,717
Leasehold improvements	82,660	81,057

	685,332	665,512
Less: Accumulated depreciation and amortization	(73,571)	(64,428)

Net investment in operating properties	611,761	601,084
Construction in progress	69,519	73,084

Net investments in real estate	681,280	674,168

Cash and cash equivalents	3,998	6,628
Restricted cash	8,712	9,291
Accounts and other receivables, net	7,403	6,562
Lease intangibles, net	30,905	36,643
Goodwill	41,191	41,191
Other assets	37,431	33,743

Total assets	$810,920	$808,226

LIABILITIES AND EQUITY
Liabilities
Revolving credit facility	$40,250	$5,000
Mortgage loans payable	91,782	116,864
Accounts payable and accrued expenses	39,096	38,822
Deferred rent payable	3,785	3,535
Acquired below-market lease contracts, net	10,898	11,872
Prepaid rent and other liabilities	10,755	11,946

Total liabilities	196,566	188,039

Stockholders’ equity
Common stock, par value $0.01	204	204
Additional paid-in capital	257,338	256,183
Accumulated other comprehensive income (loss)	(47)	(34)
Accumulated deficit	(26,683)	(23,545)

Total stockholders’ equity	230,812	232,808
Noncontrolling interests	383,542	387,379

Total equity	614,354	620,187

Total liabilities and equity	$810,920	$808,226

Consolidated Statement of Operations

	Three Months Ended:
	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands, except share and per share data)	2012	2011	2011	2011	2011
Operating revenues:
Rental revenue	$29,493	$29,064	$27,616	$26,707	$25,210
Power revenue	12,330	11,411	11,450	10,760	9,781
Tenant reimbursement	1,296	1,767	1,432	1,425	1,720
Other revenue	4,165	3,787	3,869	3,592	3,255

Total operating revenues	47,284	46,029	44,367	42,484	39,966
Operating expenses:
Property operating and maintenance	14,395	15,063	14,133	13,830	12,023
Real estate taxes and insurance	2,014	2,064	2,163	2,149	2,743
Depreciation and amortization	15,461	15,743	16,091	17,660	19,473
Sales and marketing	2,129	1,619	1,315	1,433	1,377
General and administrative	6,352	5,880	4,747	5,602	5,617
Transaction costs	122	—	192	683	—
Rent	4,577	4,588	4,601	4,600	4,547

Total operating expenses	45,050	44,957	43,242	45,957	45,780

Operating income (loss)	2,234	1,072	1,125	(3,473)	(5,814)
Gain on early extinguishment of debt	—	—	(10)	949	—
Interest income	2	2	9	40	66
Interest expense	(1,018)	(838)	(916)	(1,269)	(2,252)

Income (loss) before income taxes	1,218	236	208	(3,753)	(8,000)
Income tax benefits	125	226	55	165	84

Net income (loss)	1,343	462	263	(3,588)	(7,916)
Net income (loss) attributable to noncontrolling interests	743	283	151	(2,058)	(4,544)

Net income (loss) attributable to common shares	$600	$179	$112	$(1,530)	$(3,372)

Net income (loss) per share attributable to common shares:
Basic	$0.03	$0.01	$0.01	$(0.08)	$(0.17)
Diluted	$0.03	$0.01	$0.01	$(0.08)	$(0.17)

Weighted average common shares outstanding:
Basic	20,455,875	19,988,150	19,494,703	19,473,219	19,458,605
Diluted	20,694,855	20,082,003	19,587,961	19,473,219	19,458,605

Reconciliation of Net Income (Loss) to Funds From Operations

	Three Months Ended:
	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands, except per share data)	2012	2011	2011	2011	2011
Net income (loss)	$1,343	$462	$263	$(3,588)	$(7,916)
Adjustments:
Real estate depreciation and amortization	15,008	15,307	15,738	17,391	19,237

FFO available to common shareholders and OP unitholders	$16,351	$15,769	$16,001	$13,803	$11,321

Weighted average common shares and OP units outstanding—diluted	46,039,937	45,862,220	45,822,653	45,822,653	45,784,080
FFO per common share and OP unit—diluted	$0.36	$0.34	$0.35	$0.30	$0.25

CoreSite Realty Corporation considers FFO to be a supplemental measure of performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. The Company calculates FFO in accordance with the standards established by NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

The Company offers this measure because management recognizes that FFO will be used by investors as a basis to compare operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of the properties, all of which have real economic effect and could materially impact financial condition and results from operations, the utility of FFO as a measure of performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund cash needs, including the ability to pay dividends or make distributions. In addition, the Company’s calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently. Investors in the Company’s securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Reconciliation of Net Income (Loss) to Earnings Before Interest, Taxes Depreciation and Amortization

	Three Months Ended:
	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands, except per share data)	2012	2011	2011	2011	2011
Net income (loss)	$1,343	$462	$263	$(3,588)	$(7,916)
Adjustments:
Interest expense, net of interest income	1,016	836	907	1,229	2,186
Income taxes	(125)	(226)	(55)	(165)	(84)
Depreciation and amortization	15,461	15,743	16,091	17,660	19,473

EBITDA	$17,695	$16,815	$17,206	$15,136	$13,659
Non-cash compensation	747	693	879	889	497
Gain on early extinguishment of debt	—	—	10	(949)	—
Transaction costs / litigation settlement expenses	1,572	—	192	683	—

Adjusted EBITDA	$20,014	$17,508	$18,287	$15,759	$14,156

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Company calculates adjusted EBITDA by adding non-cash compensation expense and transaction costs to EBITDA as well as adjusting for the impact of gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of the Company’s ability to incur and service debt. In addition, management considers EBITDA and adjusted EBITDA to be appropriate supplemental measures of the Company’s performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.